UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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FORWARD AIR CORPORATION

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Dear Fellow Shareholders:
As I outlined in my letter to you last year, we experienced an unprecedented decline in demand for our core airport-to-airport freight services beginning in late 2008 and continuing into the first quarter of 2009. At the time of my letter, I indicated our belief that this economic downturn would very likely persist throughout 2009 and would present us with one of the most difficult operating environments that we had ever experienced. Unfortunately, our assessment was correct. However, as we approached the fourth quarter of 2009, we began to see some positive signs of potential recovery as our year-over-year tonnage declines in our core operating segment began to lessen. These year-over-year improving trends have continued into 2010, and we are hopeful that the balance of the year stays positive and we all return to more normalized times.
Our team of employees and independent owner-operators all contributed in a very positive manner during this difficult year, helping us adjust our cost levels downward while still providing our customer base with superior service. Their efforts were magnificent and critical during this challenging time period.
While 2009 was a difficult year, we were still able to accomplish many important milestones which are and will be critical to our future success. Among these milestones was the completion of our state-of-the-art facility in Dallas, which houses all our different operations under one roof, and is the home to our Information Technology group. It is truly a beautiful, yet functional facility which will serve us well into the future.
We also continued our push to “Complete the Model” with a heavy emphasis on “Forward Air Complete”, which provides pick-up and/or delivery services to our forwarder customer base. Despite 2009’s economy, we were able to expand this market. While we were pleased with these results, we are not resting on our laurels, and we will continue our efforts to expand the market penetration of this service offering.
Our Forward Air Solutions group struggled throughout the year in a very weak market. Without question, one of the hardest hit segments of the economy was anything related to consumers, and with our specialty retailer customer base in this segment, we were heavily impacted. However, we continue to believe that as more normal times return, this operating segment will be a critical part of our future.
We are grateful to each of our shareholders, employees and independent contractors for your patience during a difficult 2009, and we all look forward to a much stronger 2010.
Sincerely yours,
Bruce A. Campbell
Chairman, President and
Chief Executive Officer

                        April 1, 2010
Dear Fellow Shareholder:
          On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Tuesday, May 11, 2010, beginning at 8:00 a.m., CDT, in the Platinum Room of the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, TN 37203.
          YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.
          I hope you will be able to join us, and we look forward to seeing you at the meeting.

Sincerely yours,

Bruce A. Campbell
Chairman, President and Chief Executive Officer

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 11, 2010
To the Shareholders of Forward Air Corporation:
          The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 11, 2010, beginning at 8:00 a.m., CDT, in the Platinum Room of the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, TN 37203.
          Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.
          The purposes of this meeting are:
1.	To elect eight members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2011, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company; and

3.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.
          We will make available a list of shareholders of record as of March 15, 2010, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from April 3, 2010 until May 10, 2010 at the Company’s principal place of business, 430 Airport Road, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.
          Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 15, 2010 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR proposals 1 and 2.
          It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Matthew J. Jewell
Executive Vice President, Chief Legal Officer and Secretary
Greeneville, Tennessee
April 1, 2010

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
(423) 636-7000
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
          This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 11, 2010, beginning at 8:00 a.m., CDT, in the Platinum Room of the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, TN 37203, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material is first being sent to shareholders on or about April 1, 2010.
          You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each proxy will be voted FOR Proposals 1 and 2 if no contrary instruction is indicated in the proxy and, in the discretion of the persons named in the proxy, on any other matter that may properly come before the shareholders at the Annual Meeting.
          Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 15, 2010 (the “Record Date”). There were 28,979,027 shares of our common stock, par value $0.01 per share, issued and outstanding on the Record Date. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.
          The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors are elected.
          Any other matter that properly comes before the Annual Meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “Abstain” with respect to such proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from any proposal that properly comes before the Annual Meeting will have no effect on whether the proposal is approved.
          Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for certain of the proposals contained in this Proxy Statement unless specifically instructed to do so by their clients. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.
          The Company will bear the cost of soliciting proxies for the Annual Meeting. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.
          IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2010.
          The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 are available at www.forwardair.com.
PROPOSAL 1 — ELECTION OF DIRECTORS
          At the date of this Proxy Statement, the Board is comprised of eight directors, seven of whom are non-employee directors. There are eight nominees for election at the Annual Meeting of Shareholders, each to hold office until the next Annual Meeting of Shareholders in 2011 or until a successor has been duly elected and qualified. The Board of Directors recommends a vote FOR the election of each of the eight nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose, or the Board may reduce the number of directors. The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.
Shareholder Vote Requirement
          The nominees for election shall be elected by a plurality of the votes cast by the holders of shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board.
Director Nominees
          The following persons are the nominees for election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.
          The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the tangible and intangible skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 58
Mr. Campbell has served as a director since April 1993, as President since August 1998, as Chief Executive Officer since October 2003 and as Chairman since May 2007. Mr. Campbell was Chief Operating Officer from April 1990 until October 2003 and Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell has held a leadership role with the Company for approximately 20 years, has served as its Chief Executive Officer for over 6 years and its Chairman for over 2 years. Prior to joining the Company, Mr. Campbell served in a leadership role with another transportation concern. The Board believes that Mr. Campbell possesses a wealth of industry knowledge, experience and expertise and has been a strong, proven leader of the Company. Mr. Campbell also serves as a Director of Green Bankshares, Inc.

C. ROBERT CAMPBELL	Director since 2005
Coral Gables, Florida	Age 65
Mr. Campbell has been Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. From April 1998 to June 2000, Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc., and from March 1995 to March 1998, he was Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. Mr. Campbell is a Certified Public Accountant. The Board believes that Mr. Campbell brings to the Company a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing. He has served in executive leadership capacities with transportation and logistic companies and currently serves as a Chief Financial Officer for a publicly-traded concern.

RICHARD W. HANSELMAN	Director since 2004
Nashville, Tennessee	Age 82
Mr. Hanselman served as the Company’s Chairman of the Board from May 2005 to May 2007 and its Lead Independent Director from May 2007 to December 2008. Mr. Hanselman was a Director of ArvinMeritor, Inc., a global supplier of a broad range of systems, modules and components to the motor vehicle industry, from July 2000 until his retirement from its board in January 2007. Mr. Hanselman was a Director of Arvin Industries, Inc. from 1983 until it merged with ArvinMeritor, Inc. Mr. Hanselman was the Non-Executive Chairman of the Board of Health Net, Inc., a managed care provider, from May 1999 until December 2003, and he continued to serve as a Director until May 2005. Mr. Hanselman also served as a Director of predecessor corporations of Health Net, Inc. Formerly, Mr. Hanselman was Chairman, President and Chief Executive Officer of Genesco, Inc. from May 1980 until January 1986. Mr. Hanselman has over 40 years of public company management experience, including experience as chairman and chief executive officer of 2 companies, non-executive chair of 3 companies (including Forward Air Corporation) and service on 26 different boards during the course of his career. The Board believes that Mr. Hanselman brings a vast array of leadership and governance experience to the Company. In addition, Mr. Hanselman is an Honorary Trustee of the Committee for Economic Development.

C. JOHN LANGLEY, JR.	Director since 2004
Knoxville, Tennessee	Age 64
Dr. Langley is The Supply Chain and Logistics Institute Professor of Supply Chain Management and a member of the faculty of the School of Industrial and Systems Engineering at the Georgia Institute of Technology. Dr. Langley serves as Director of Supply Chain Executive Programs at Georgia Tech and as Executive Director of the Supply Chain Executive Forum. From September 1973 until September 2001, Dr. Langley served as a Professor at the University of Tennessee, where most recently he was the Dove Distinguished Professor of Logistics and Transportation. Dr. Langley has spent over 36 years teaching, lecturing and consulting in the logistics field. Dr. Langley brings a breadth of knowledge, expertise and experience in the disciplines of transportation and logistics that the Board and management relies upon in discussing the Company’s strategy and opportunities. Dr. Langley also is a Director of UTi Worldwide, Inc.

TRACY A. LEINBACH Miami, Florida	Director since 2007 Age 50
Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder’s Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and she was Senior Vice President, Field Management from July 2000 to September 2000. Ms. Leinbach also served as Managing Director-Europe of Ryder Transportation Services from January 1999 to July 2000 and previously she had served Ryder Transportation Services as Senior Vice President and Chief Financial Officer from 1998 to January 1999, Senior Vice President, Business Services from 1997 to 1998, and Senior Vice President, Purchasing and Asset Management for six months during 1996. From 1985 to 1996, Ms. Leinbach held various financial positions in Ryder subsidiaries. Including her service on the Company’s Board, Ms. Leinbach has worked in the transportation industry for approximately 25 years and the Board believes that she brings that breadth of knowledge and experience to the Company. She held leadership roles with Ryder System (and its subsidiaries) in multiple areas, including operations, sales, and finance. She is our Audit Committee Chairperson, a qualified Audit Committee financial expert and an instrumental contributor in discussions of corporate strategy and risk. Ms. Leinbach also serves as a Director of Hasbro, Inc.

G. MICHAEL LYNCH	Director since 2005
Greensboro, Georgia	Age 66
Mr. Lynch has served as Lead Independent Director of the Company since January 2009. Mr. Lynch served as Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company, where his most recent position was Controller, automotive components division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch brings over 40 years of experience serving in key positions with Fortune 500 companies, and approximately 10 years of experience serving as a director on public company boards. The Board believes Mr. Lynch utilizes that breadth of experience in his service as the Company’s Lead Independent Director. Mr. Lynch also sits on the Board of Champion Enterprises, Inc.

RAY A. MUNDY	Director since 2000
St. Louis, Missouri	Age 65
Dr. Mundy has served as director of the Center for Transportation Studies and Barriger Endowed Professor of Transportation and Logistics at the University of Missouri since January 2000. From January 1996 until December 1999, he was the Taylor Distinguished Professor of Logistics and Transportation at the University of Tennessee. Also, while at the University of Tennessee, Dr. Mundy managed its Transportation Management & Policies Studies program and was one of the Directors of its Supply Chain Forum. Also, Dr. Mundy has served as the Executive Director of the Airport Ground Transportation Association for the past 30 years. Dr. Mundy brings over 38 years of experience teaching, advising and consulting in transportation and logistics. He has served on the Company’s Board for approximately 10 years and is the former Chair of the Company’s Corporate Governance and Nominating Committee and its Audit Committee. Dr. Mundy brings a breadth of knowledge and experience that the Board and management relies upon in discussing the Company’s strategies, challenges and opportunities. Additionally, Dr. Mundy serves as a consultant to both the public and private sectors and sits on advisory boards for Internet, transportation and logistics companies.

GARY L. PAXTON	Director since 2007
Tulsa, Oklahoma	Age 63
Mr. Paxton served as President and Chief Executive Officer of Dollar Thrifty Automotive Group, Inc., (DTG-NYSE) from October 2003 until his retirement in October 2008. From 1997 until 2002, he was Executive Vice President of DTG. He served as President and CEO of Dollar Rent A Car Systems, Inc. from December 1990 until October 2002, having joined that company in 1968 at one of the first Dollar A Day Rent A Car franchisees in Seattle, Washington. In 1972, he joined the franchisor parent as Vice President of Operations, guiding and supporting new franchisees establishing their operations. The Board believes that Mr. Paxton brings a wealth of chief executive officer, and other leadership experience to our Board having served in management leadership roles with a publicly-traded company for approximately 20 years. His extensive leadership experience is invaluable to management and the Board in its discussions of strategy, opportunity and risk. Mr. Paxton is a member of and designated as a certified director by the National Association of Corporate Directors.

CORPORATE GOVERNANCE
Independent Directors
          The Company’s common stock is listed on The NASDAQ Stock Market (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in the applicable Nasdaq Marketplace Rules. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that seven of the Company’s eight current directors are “independent directors” on the basis of Nasdaq’s standards and an analysis of all facts specific to each director.
          The independent directors are C. Robert Campbell, Richard W. Hanselman, C. John Langley, Jr., Tracy A. Leinbach, G. Michael Lynch, Ray A. Mundy and Gary L. Paxton.
Corporate Governance Guidelines
          The Board has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available on the Company’s website at www.forwardair.com.
Non-Employee Director Meetings
          Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-employee directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, a non-employee director designated by such Lead Independent Director.
          Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director or the non-employee directors as a group should follow the procedures found below under “Shareholder Communications.”
Director Nominating Process
          The Corporate Governance and Nominating Committee evaluates a candidate for director who was recommended by a shareholder in the same manner as a candidate recommended by other means. Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Corporate Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.
          All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board. To be considered, the Company must receive recommendations at least 120 calendar days prior to the one-year anniversary of the Company’s proxy statement date for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2011 Annual Meeting of Shareholders, this deadline is December 2, 2010. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

          The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes, among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.
          The Company’s Board has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.
          The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Committee believe that the Board should be comprised of a well-balanced group of individuals with diverse knowledge, experience, skills and expertise. Although the Board does not have a formal policy regarding board diversity, the Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.
          Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party. The Corporate Governance and Nominating Committee will submit any recommended candidate(s) to the full Board for approval and recommendation to the shareholders.
Shareholder Communications
          Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Corporate Secretary, Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board.
Annual Performance Evaluations
          The Company’s Corporate Governance Guidelines provide that the Board shall conduct an annual evaluation to determine, among other matters, whether the Board and its Committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process.

Code of Business Conduct and Ethics
          The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available on the Company’s website at www.forwardair.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting practices, internal accounting controls or auditing matters. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Shareholder Communications.”
Board Attendance
          The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and its committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2009, the Board held six meetings. All of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served during 2009. All eight incumbent directors attended the 2009 Annual Meeting of Shareholders.
Board Committees
          The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is “independent,” as defined in the applicable Nasdaq Marketplace Rules, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2009 and their present membership is set forth below.
          The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Company’s Board following the meeting, including their current committee assignments.

Name	Committees
Bruce A. Campbell	Executive
C. Robert Campbell	Audit and Compensation (Chair)
Richard W. Hanselman	Compensation and Corporate Governance and Nominating
C. John Langley, Jr.	Executive, Corporate Governance and Nominating (Chair) and Compensation
Tracy A. Leinbach	Audit (Chair)
G. Michael Lynch	Executive
Ray A. Mundy	Compensation and Corporate Governance and Nominating
Gary L. Paxton	Audit and Corporate Governance and Nominating

          Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.
          Audit Committee. The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and controls with the Company’s financial and accounting staff. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on page 31 of this Proxy Statement and in the Audit Committee Charter. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.forwardair.com.
          The Board has determined that the chairperson of the Audit Committee, Tracy A. Leinbach, meets the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee held seven meetings during 2009.
          Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and administering the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see page 18 of this Proxy Statement). A current copy of the written charter of the Compensation Committee is available on the Company’s website at www.forwardair.com. The Compensation Committee held four meetings during 2009.
          Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the full Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company, and otherwise oversees corporate governance matters. In addition, the Committee coordinates an annual performance review for the Board, Board committees, Chairman, Lead Independent Director, if any, and individual director nominees. The Committee periodically reviews and makes recommendations to the Board regarding director compensation for the Board’s approval. Also, the Committee oversees management succession planning along with the Compensation Committee.
          A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above. A current copy of the written charter of the Corporate Governance and Nominating Committee is available on the Company’s website at www.forwardair.com. The Corporate Governance and Nominating Committee held five meetings during 2009.
Board Structure
In accordance with our bylaws and governance guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of a lead independent director to serve during any period when there is no independent Chairman of the Board. Currently, G. Michael Lynch serves as Lead Independent Director and he has served in that capacity since January 2009.

The Company has operated for the past two years using a board leadership structure, in which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company, with its current Chief Executive Officer and Chairman, has been well-served by this leadership structure. Having Mr. Campbell serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Campbell serve as CEO and Chairman of the Board is best for the Company and its shareholders at the present time. He has led the Company as Chief Executive Officer since 2003, has worked with two Chairmen, is a recognized leader in the transportation industry and has all of the skills incumbent to serve as a board chair.
Under the Company’s bylaws and Corporate Governance Guidelines, the Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Director is responsible for (a) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (b) approving agendas and schedules for Board meetings and the information that is provided to directors, and (c) serving as a liaison between the Chairman and the independent directors. The Lead Director also has the authority to call meetings of the independent directors.
The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/CEO as the leader of the Company, and having the Lead Director serving as the leader of the independent directors.
On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure—under which the Chief Executive Officer serves as Chairman of the Board, the Board Committees are chaired by independent directors and a Lead Director assumes specified responsibilities on behalf of the independent directors—is presently the optimal board leadership structure for the Company and its shareholders.
Risk Oversight
On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee. While the Audit Committee has primary responsibility for overseeing financial risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, CEO, CFO, and other Company officers as the Board may deem appropriate. In addition, each of our Board Committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.
DIRECTOR COMPENSATION
          The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.
          The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing, considering and recommending to the full Board any revisions to the non-employee director compensation program. In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:
•	an annual cash retainer of $35,000 for all non-employee directors;

•	an additional annual cash retainer of $35,000 for the Non-Employee Lead Independent Director;

•	an annual cash retainer of $15,000 for the Audit Committee Chair;

•	an annual cash retainer of $7,500 for the Corporate Governance and Nominating Committee and Compensation Committee Chairs;

•	an annual cash retainer of $7,500 for all non-Chair Audit Committee members;

•	a $1,500 per in-person meeting fee; and

•	a $750 per teleconference meeting fee.
          No additional fee is paid for committee meetings held on the same day as Board meetings. All directors are reimbursed reasonable travel expenses for meetings attended in person. In addition, the Company reimburses directors for expenses associated with participation in continuing director education programs.
          In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. In 2009, each non-employee director received 4,410 shares of restricted common stock pursuant to the Amended Plan. Unless otherwise determined by the Board, Annual Grants will become vested and nonforfeitable one year after the date of grant so long as the non-employee director’s service with the Company does not earlier terminate.

          Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, commencing February 11, 2008, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least three times the annual cash retainer for independent directors. Persons who were independent directors at the commencement of this ownership guideline have until July 31, 2010 to obtain this ownership stake, and each new independent director has three (3) years from the date he or she joined or joins the Board to obtain this ownership stake.

          The following table shows the compensation the Company paid in 2009 to its non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

	Fees Paid	Stock
	in Cash	Awards	Dividends	Total
Name	($)	($) (1)	($) (2)	($)
G. Michael Lynch	$70,750	$79,997	$1,140	$151,887
C. Robert Campbell	67,250	79,997	1,140	148,387
Richard W. Hanselman	51,500	79,997	1,140	132,637
C. John Langley, Jr.	56,375	79,997	1,140	137,512
Tracy A. Leinbach	64,250	79,997	1,131	145,378
Ray A. Mundy	53,000	79,997	1,140	134,137
Gary L. Paxton	60,500	79,997	1,088	141,585

(1)	Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K/A for the year ended December 31, 2009 filed with the SEC.

(2)	Represents dividend payments or dividend equivalents on non-vested restricted shares or deferred stock unit awards granted during 2009. These dividend payments are nonforfeitable.

          The following table indicates the aggregate number of outstanding options, deferred restricted stock units or non-vested restricted shares held by each incumbent director at the end of 2009 and those shares or units that have not yet vested.

		Number of Shares or
	Number of Securities	Units of Stock Held
	Underlying Unexercised	That Have Not Vested
Name	Options Exercisable (#)	(#)
G. Michael Lynch	—	4,410
C. Robert Campbell	—	4,410
Richard W. Hanselman	—	4,410
C. John Langley, Jr.	10,625	4,410
Tracy A. Leinbach	—	4,535
Ray A. Mundy	63,750	4,410
Gary L. Paxton	—	4,410
Certain Relationships and Related Person Transactions
          The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person; and

•	the importance of the transaction to the Company.
          Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.
          Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.

          C. John Langley, Jr. serves as a director of UTi Worldwide, Inc. In its ordinary course of business, the Company provided transportation services to UTi Worldwide, Inc. during 2009 and may continue to do so in the future. Company revenue from services provided to UTi accounted for less than 0.3% of the Company’s gross revenue during the fiscal year ended December 31, 2009.
Compensation Committee Interlocks and Insider Participation
          During all of 2009, the Compensation Committee was fully comprised of independent non-employee directors. From January 1, 2009 to the present date, the Compensation Committee members consisted of C. Robert Campbell (Chair), C. John Langley, Jr., and Ray A. Mundy. From May 12, 2009 to the present date, Richard W. Hanselman, an independent non-employee director, served on the Compensation Committee as well.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer and each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2009.
          Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the date indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number		Percent (%) (2) (3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	733,434	(4)	2.53
C. Robert Campbell	6,716	(5)	*
Richard W. Hanselman	8,966	(6)	*
C. John Langley, Jr.	22,644	(7)	*
Tracy A. Leinbach	5,059	(8)	*
G. Michael Lynch	11,844	(9)	*
Ray A. Mundy	76,091	(10)	*
Gary L. Paxton	19,094	(11)	*
Rodney L. Bell	344,907	(12)	1.19
Craig A. Drum	141,561	(13)	*
Matthew J. Jewell	291,802	(14)	1.01
Chris C. Ruble	217,729	(15)	*
All directors and executive officers as a group (13 persons)	1,935,849	(16)	6.68

Other Principal Shareholders
BlackRock, Inc.	3,796,596	(17)	13.11
Neuberger Berman, Inc.	2,210,239	(18)	7.63

*	Less than one percent.

(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 28,979,027 shares of common stock outstanding on the Record Date.

(3)	The percentages shown for other principal shareholders are based on 28,977,009 shares of common stock outstanding on December 31, 2009.

(4)	Includes 634,121 options that are fully exercisable.

(5)	Includes 4,410 non-vested restricted shares. Excludes 4,628 deferred stock units and 150.82 dividend equivalent rights.

(6)	Includes 4,410 non-vested restricted shares. Excludes 2,378 deferred stock units and 67.69 dividend equivalent rights.

(7)	Includes 4,410 non-vested restricted shares and 10,625 options that are fully exercisable.

(8)	Includes 125 non-vested restricted shares. Excludes 4,410 deferred stock units and 39.53 dividend equivalent rights.

(9)	Includes 4,410 non-vested restricted shares.

(10)	Includes 4,410 non-vested restricted shares and 63,750 options that are fully exercisable.

(11)	Includes 4,410 non-vested restricted shares.

(12)	Includes 309,853 options that are fully exercisable.

(13)	Includes 133,250 options that are fully exercisable.

(14)	Includes 280,667 options that are fully exercisable.

(15)	Includes 209,167 options that are fully exercisable.

(16)	Includes 26,585 non-vested restricted shares and 1,693,433 options that are fully exercisable. Excludes 11,416 deferred stock units and 258.04 dividend equivalent rights.

(17)	BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, reported beneficial ownership of the shares as of December 31, 2009 in a Schedule 13G filed with the SEC. BlackRock, an investment adviser, reported having sole voting and dispositive power over 3,796,596 shares.

(18)	Neuberger Berman, Inc. (“Neuberger”), 605 Third Avenue, New York, New York 10158, reported beneficial ownership of the shares as of December 31, 2009 in a Schedule 13G/A filed with the SEC. Neuberger, an investment adviser, reported having shared voting power over 1,875,135 shares, shared dispositive power over 2,210,239 shares and no sole voting or dispositive power over the shares.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
          The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) of the Board is comprised of four independent, non-employee directors. The Committee has the responsibility for establishing and monitoring adherence to the Company’s executive compensation philosophy and implementing compensation programs consistent with such philosophy. The Committee reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and the other Named Executive Officers (each of whom is identified in the Summary Compensation Table on page 26 of this Proxy Statement). The Committee then evaluates the performance of the Named Executive Officers in light of these established goals and objectives to determine the compensation of the Named Executive Officers, including base pay, annual incentive pay, long-term equity incentive pay and any other benefits and/or perquisites.
Compensation Philosophy and Objectives
          The Committee believes that the most effective executive compensation program is one that is designed to attract, develop, reward and retain quality management talent in order to facilitate the Company’s achievement of its annual, long-term and strategic goals. The Committee believes that such a philosophy will properly align our executives’ interests with our shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. It is the Committee’s philosophy that executive compensation should recognize the contributions of individual executives to the Company’s goals and objectives and should be competitive with compensation provided by both the Company’s functional industry peers as well as financial peers. The Committee believes that while executive compensation should be directly linked to performance, it should also be an incentive for executives to continually improve performance.
          In order to meet its goals of attracting, developing, rewarding and retaining superior executive management, the Committee utilizes a compensation package that considers the compensation of similarly situated executives at peer organizations, the length of tenure of the executive and value of the executive to the organization. Additionally, the Committee utilizes annual cash incentives tied to the Company’s performance measured against established goals. Finally, the Committee awards long-term compensation to its executives to recognize and reward past performance of the Company measured against established goals, to encourage retention of its executive management team, to encourage the Company’s executives to hold a long-term stake in the Company and to align the executives’ long-term compensation directly with the shareholders’ long-term value.
Employment Agreement with Bruce A. Campbell
          There is an Employment Agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007. This Employment Agreement was amended in December 2008 to the extent necessary to make the Agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. This Employment Agreement was subsequently amended in February of 2009 to extend the term of the Agreement to December 31, 2012. (The Employment Agreement and the two amendments thereto are referred to collectively as the “Employment Agreement”.) The term of the Employment Agreement automatically extends for one additional year unless terminated by the Board or Mr. Campbell upon prior notice.

          Under the Employment Agreement, Mr. Campbell receives an annual base salary of $500,000. Mr. Campbell is eligible under the Employment Agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Committee. The Employment Agreement provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.
          In addition, Mr. Campbell was granted 200,000 stock options under the Amended and Restated Plan (as defined below). These options vest equally over a three-year period with the first third of the options vesting October 30, 2008, the next third vesting October 30, 2009 and the final third vesting October 30, 2010. These options have a five-year term. The Employment Agreement also provides that the Company reserves the right to grant and/or award other long-term equity to Mr. Campbell under the Amended and Restated Plan or such other plans that the Company may adopt.
          Under the Employment Agreement, the Company may terminate Mr. Campbell at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause”, he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause”.
          Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits if he does so, absent circumstances resulting from a “change of control” or “material change in duties,” each as defined in the Employment Agreement. In the event of a “change of control” or “material change in duties,” Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for twelve months following the date of the “change of control” or “material change in duties”; (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties”. Alternatively, Mr. Campbell could continue to serve as President and CEO of the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition, non-solicitation and non-disclosure provisions following termination.
          The Company does not have employment agreements with any of its other Named Executive Officers.
Role of Executive Officers in Compensation Decisions
          The Committee makes all compensation decisions related to the CEO subject to and consistent with the terms of the Employment Agreement between the Company and the CEO. The CEO makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other Named Executive Officers and provides the Committee with justification for such awards. Specifically, the CEO will review the performance of each of the other Named Executive Officers for the Committee and then make compensation recommendations. While the Committee gives great weight to the recommendations of the CEO, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the Named Executive Officers.

Setting Executive Compensation
          Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.
          In making compensation decisions, the Committee compares each element of total compensation against a group of publicly-traded functional industry peers and a group of financial peers (collectively, the “Peer Group”). The functional industry peers consist of a variety of publicly-traded transportation and logistics companies, which while having a median revenue size larger than the Company, most accurately resemble the Company in model and performance in the transportation sector. The financial peers consist of a variety of publicly-traded companies that have similar financial traits as the Company in such areas as, but not limited to, net sales, EBITDA and ROE (return on equity). The financial peers are not direct competitors but they serve as good comparisons because of their financial size and performance. The Committee updates the Peer Group compensation data annually by utilizing the services of Equilar, a company that provides a comprehensive compensation database relating to executive compensation practices at publicly-traded companies, including the Peer Group.
          The Peer Group for the fiscal year ended December 31, 2009 consisted of the following companies:
•	Heartland Express, Inc.

•	Knight Transportation, Inc.

•	Old Dominion Freight Line, Inc.

•	UTi Worldwide, Inc.

•	Cedar Fair, LP

•	Franklin Electric Co., Inc.

•	Expeditors International of Washington, Inc.

•	Hub Group, Inc.

•	Landstar System, Inc.

•	Pacer International, Inc.

•	Celadon Group, Inc.

•	Ennis, Inc.

•	ESCO Technologies, Inc.
          The Committee establishes base salaries for the Named Executive Officers at approximately the 50th percentile of executive pay for executives holding similar positions in the Peer Group. Variations to this objective may occur as dictated by the experience level of the individual, the value of the individual executive to the Company and market and other factors.
          Annual incentive payments to the Named Executive Officers are tied to annual financial goals which include payments of a certain percentage of the executive’s base pay for reaching certain pre-established annual performance goals. The Committee has discretion as to the amount of the incentive awards to the Company’s executives for results that fall below the established performance goals, between two established performance goals or that exceed the highest established performance goal.

2009 Executive Compensation Components
          For the fiscal year ended December 31, 2009, the principal components of compensation for Named Executive Officers were:
•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits (available to all employees); and

•	perquisites and other personal benefits.
Base Salary
          The Company provides its Named Executive Officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for the Named Executive Officers are determined for each executive based on his position and responsibility and by reference to the Peer Group data. The Committee uses the median, or 50th percentile, Peer Group base salary for similarly situated executives as one of the factors in considering an executive’s base salary. Additionally, the Committee conducts an internal review of each executive’s compensation, both individually and compared to other Named Executive Officers, including factors such as level of experience and qualifications of the individual, scope of responsibilities and future potential, goals and objectives established for the executive as well as the executive’s past performance. Base salaries for the Named Executive Officers and other executives at the Company are reviewed and adjusted on an annual basis as part of the Company’s overall performance review process (or upon a promotion or change in the executive’s duties). The base salaries for the Named Executive Officers for the fiscal year ended December 31, 2009 are set forth in the “Salary” column of the Summary Compensation Table on page 26 of this Proxy Statement.
Performance-Based Incentive Compensation
          Annual Cash Incentive. The Committee adopts an incentive performance plan every year upon which the executives’ performance and incentive pay will be based. In reviewing these plans, the Committee tries to ensure that the plan will promote high performance and achievement, encourage growth in shareholder value and promote and encourage retention of the Company’s executive talent. The Committee adopted an incentive payment grid which established operating income goals for the fiscal year ended December 31, 2009 and the resulting incentive payments for achievement of such goals.

          The 2009 incentive performance plan was as follows:

Operating	Percentage
Income	Payout
(In thousands)	(Of salary)
$45,950	0%
$46,968	10%
$47,986	20%
$49,004	30%
$50,022	40%
$51,040	50%
$52,061	55%
$53,082	60%
$54,818	65%
$55,124	70%
$56,656	75%
$57,983	80%
$59,320	85%
$60,025	90%
$60,791	95%
$61,250	100%
          The Committee had discretion as to the amount, if any, of any annual incentive awards to the Company’s executives for results that fell below the established performance goals, between each level of the goals or which exceeded the one hundred percent operating income goal. The Committee met in February of this year to determine whether the Company’s prior-year performance merited payment to the executives under the annual incentive plan and, if so, to determine the amount of such incentive award. The Company’s 2009 fiscal year performance did not meet any of the established performance goals set forth in the incentive payment grid above; however, the Committee exercised its discretion to award annual incentives to the Named Executive Officers of the Company for the fiscal year ended December 31, 2009. The awards ranged from 15% to 16% of the Named Executive Officers’ base salary. The individual incentive award amounts are set forth in the “Bonus” column of the Summary Compensation Table on page 26 of this Proxy Statement.
Long-Term Equity Incentive Awards
          The Named Executive Officers receive incentive awards under the Company’s 1999 Stock Option and Incentive Plan (the “1999 Plan”). In May 1999, the Company’s shareholders approved the 1999 Plan. The Company’s shareholders approved an increase to the plan’s share pool in May 2004. The 1999 Plan was scheduled to expire by its terms on February 5, 2009, before last year’s Annual Meeting. Therefore, the Company asked its shareholders to approve, and the Company’s shareholders did approve, an amendment and restatement of the 1999 Plan which was a continuation and extension of the 1999 Plan. The approval of the continuation and extension of the 1999 Plan became effective on April 2, 2008 and provides, among other things, that an aggregate of 7,500,000 shares may be issued under the plan measured from the inception of the 1999 Plan. References to the “Amended and Restated Plan” in this Proxy Statement refer to the 1999 Plan as originally adopted, as amended in May 2004 and as continued and extended in April 2008. As of March 1, 2010, an aggregate of 1,719,566 shares remained available for issuance under the Amended and Restated Plan.
          The Committee is charged with administration of and it has sole authority over the Amended and Restated Plan. The Committee has the discretion to award stock options, non-vested restricted shares of common stock, stock appreciation rights and other forms of long-term equity incentives under the Amended and Restated Plan. Annual long-term equity incentive awards to executives are made at the Committee’s regularly scheduled meeting in February. Additionally, newly hired or promoted executives may receive their stock option or non-vested restricted share awards on or soon after their date of hire or promotion.
          In making individual awards under the Amended and Restated Plan, the Committee considers a number of factors, including the Company’s past financial performance, individual performance of each executive, the retention goal of such a long-term equity incentive award, the grant date value of any proposed award, the other compensation components for the executive, equity plan compensation dilution, the executive’s stock ownership and option holdings and long-term equity incentive awards to executives holding similar positions within the Peer Group.
          During 2009, the Committee awarded stock options, under the Amended and Restated Plan, to the Named Executive Officers. Each award vests equally over a three-year period commencing on the one-year anniversary of the grant date. The options have a seven-year term and therefore will expire if not exercised within seven years of the grant date. Other than the vesting schedule established by these stock option awards, such shares will vest upon the death or disability of the recipient, as well as a “Change in Control,” as such term is defined in the Amended and Restated Plan.
          Awards made to the Named Executive Officers under the Amended and Restated Plan for the fiscal year ended December 31, 2009 are set forth in the Plan-Based Awards for Fiscal 2009 Table on page 28 of this Proxy Statement.
Stock Ownership Guidelines
          Although the Company encourages ownership of Company common stock by the Named Executive Officers, no required ownership guidelines have been established.
Retirement and Other Benefits
          All full-time Company employees are entitled to participate in the Company’s 401(k) retirement plan. Under the Company’s 401(k) retirement plan, the Company matches 25% of an employee’s contribution up to 6% of the employee’s salary, subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the Named Executive Officers for the fiscal year ended December 31, 2009 are set forth in the “401(k) Match” column of the All Other Compensation Table on page 27 of this Proxy Statement.
          Additionally, all full-time and certain part-time employees of the Company are eligible to participate in the Company’s 2005 Employee Stock Purchase Plan (the “2005 ESPP”) upon enrolling in the 2005 ESPP during one of the established enrollment periods. Under the terms of the 2005 ESPP, eligible employees of the Company can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each Option Period, as described in the 2005 ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an Option Period (there are two Option Periods each year—January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the Option Period. Under the 2005 ESPP, no Company employee is permitted to purchase more than 2,000 shares of the Company’s common stock per Option Period or shares of common stock having a market value of more that $25,000 per calendar year, as calculated under the 2005 ESPP.

          Other than as described above, the Company does not have or provide any supplemental executive retirement plan, or similar plan that provides for specified retirement payments or benefits. Moreover, the Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Risk Management
          In determining the structure of the Company’s executive officer compensation program and the appropriate levels of incentive opportunities, the Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to protect stockholder returns. While the design of the Company’s executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Committee believes an approach of ongoing and active discussion with management regarding progress on short-term and long-term goals enables informed decisions while avoiding the risks sometimes associated with managing short-term results to achieve pre-determined formulaic outcomes. We believe that the Company’s compensation program provides officers with appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company. Furthermore, the Committee has the authority to pay executive officers less than the maximum annual cash incentive award amount after assessing the overall contribution and performance of the executive officers, thereby facilitating an appropriate balance between risk and compensation.
Potential Payments upon Termination or Change in Control
          Under the Amended and Restated Plan, any non-vested restricted shares, options or other forms of equity-based compensation will vest upon a “Change in Control”.
Perquisites and Other Personal Benefits
          The Company provides its Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. The Named Executive Officers are provided a monthly car allowance and reimbursement of certain commuting expenses. The amounts of such benefits received by each Named Executive Officer for the fiscal year ended December 31, 2009 are set forth in the “Car Allowance and Commuting Expenses” column of the All Other Compensation Table on page 27 of this Proxy Statement.
          Additionally, the Named Executive Officers are eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees.

Tax and Accounting Implications
          Deductibility of Executive Compensation. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2009, any amount of base salary in excess of $1,000,000 for any Named Executive Officer would not be deductible for federal income tax purposes.
Compensation Committee Report on Executive Compensation
          The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by:
C. Robert Campbell, Chairman
C. John Langley, Jr.
Ray A. Mundy
Richard W. Hanselman The Compensation Committee of the
Board of Directors

Summary Compensation Table
          The following table shows the compensation earned in 2009, 2008 and 2007 by the Named Executive Officers.

				Option	All Other
Name and Principal		Salary	Bonus	Award (s)	Compensation	Total
Positions	Year	($)	($)(1)	($) (2)	($) (3)	($)
Bruce A. Campbell	2009	$500,000	$75,000	$796,460	$14,836	$1,386,296
Chairman, Chief	2008	492,329	—	—	18,115	510,444
Executive Officer and President	2007	417,753	125,000	3,201,100	17,767	3,761,620

Rodney L. Bell	2009	268,070	42,000	398,230	16,089	724,389
Chief Financial	2008	267,186	—	409,410	17,993	694,589
Officer, Senior Vice President and Treasurer	2007	257,753	69,268	559,150	17,975	904,146

Matthew J. Jewell	2009	268,070	42,000	398,230	11,767	720,067
Executive Vice	2008	267,186	—	409,410	11,329	687,925
President, Chief Legal Officer and Secretary	2007	257,753	69,268	559,150	16,120	902,291

Chris C. Ruble	2009	274,250	42,000	398,230	13,163	727,643
Executive Vice	2008	273,346	—	409,410	14,079	696,835
President, Operations	2007	252,759	112,500	559,150	13,845	938,254

Craig A. Drum	2009	232,020	36,000	286,726	11,037	565,783
Senior Vice	2008	231,251	—	204,705	11,066	447,022
President, Sales	2007	223,315	60,255	559,150	13,727	856,447

(1)	Represents cash incentives allowed for under the Annual Cash Incentive Plans. The 2009 and 2007 cash incentives represent discretionary awards approved by the Compensation Committee of the Board as allowed for under the 2009 and 2007 Annual Cash Incentive Plans.

(2)	Represents the aggregate grant date fair value of stock option awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregated grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2009 Table on page 28 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K/A for the year ended December 31, 2009, filed with the SEC.

(3)	See the All Other Compensation Table on page 27 of this Proxy Statement for additional information.

All Other Compensation Table
          The following table shows the components of “all other compensation” earned in 2009, 2008 and 2007 by the Named Executive Officers for the years ended December 31, 2009, 2008 and 2007.

			Car
			Allowance
			and			Long-Term
		Total All	Commuting	401(k)		Disability
		Other	Expenses	Match	Dividends	Insurance
Name	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)
Bruce A. Campbell	2009	$14,836	$9,899	$2,545	$—	$2,392
	2008	18,115	11,134	3,180	1,408	2,393
	2007	17,767	10,880	3,132	2,815	940

Rodney L. Bell	2009	16,089	10,538	4,156	93	1,302
	2008	17,993	11,656	3,822	1,213	1,302
	2007	17,975	11,365	3,337	2,333	940

Matthew J. Jewell	2009	11,767	9,000	1,465	—	1,302
	2008	11,329	9,000	—	1,027	1,302
	2007	16,120	9,397	3,730	2,053	940

Chris C. Ruble	2009	13,163	9,000	2,832	—	1,331
	2008	14,079	9,000	2,768	980	1,331
	2007	13,845	9,000	1,945	1,960	940

Craig A. Drum	2009	11,037	9,000	904	—	1,133
	2008	11,066	9,000	—	933	1,133
	2007	13,727	9,000	1,921	1,866	940

(1)	The Company provides a $9,000 annual car allowance plus reimbursement of certain commuting expenses to officers.

(2)	The amount shown represents the Company’s contributions to the 401(k) Plan.

(3)	Represents dividend payments on non-vested restricted shares granted during 2006. These dividend payments are nonforfeitable.

(4)	Represents premiums paid by the Company for long-term disability insurance for officers of the Company.

Plan-Based Awards for Fiscal 2009
          The following table shows the plan-based awards granted to the Named Executive Officers in 2009.

		All Other		Closing
		Option Awards;		Market
		Numbers of		Price of	Grant Date
		Securities	Exercise or	Underlying	Fair Value of
		Underlying	Base Price of	Security on	Stock and
		Options	Option Awards	Date of	Option
Name	Grant Date	(#) (1) (2)	($) (3)	Grant ($)	Awards ($)
Bruce A. Campbell	2/8/2009	100,000	$22.87	$22.87	$796,460

Rodney L. Bell	2/8/2009	50,000	22.87	22.87	398,230

Matthew J. Jewell	2/8/2009	50,000	22.87	22.87	398,230

Chris C. Ruble	2/8/2009	50,000	22.87	22.87	398,230

Craig A. Drum	2/8/2009	36,000	22.87	22.87	286,726

(1)	Represents stock options granted under the Amended and Restated Plan.

(2)	Each grant vests equally over a three-year period commencing on the one-year anniversary of the grant date.

(3)	In accordance with the provisions of the Amended and Restated Plan the exercise price of stock option grants is set using the closing market price on the day of grant. In the event that there is no public trading of the Company’s Common Stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s Common Stock was traded.

Outstanding Equity Awards at Fiscal Year-End
          The following table shows information about outstanding equity awards at December 31, 2009.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable (1)	Unexercisable (2)	Price ($)	Date
Bruce A. Campbell	172,453		$13.25	2/7/13
	45,001		20.21	10/27/13
	150,000		28.97	2/14/15
	66,667	33,333	31.65	2/11/14
	133,333	66,667	30.35	10/30/12
		100,000	22.87	2/8/16

Rodney L. Bell	70,686		23.17	2/12/11
	30,000		18.82	2/4/14
	112,500		28.97	2/14/15
	33,333	16,667	31.65	2/11/14
	15,000	30,000	29.44	2/10/15
		50,000	22.87	2/8/16

Matthew J. Jewell	37,500		21.88	7/1/12
	4,000		13.25	2/7/13
	30,000		18.82	2/4/14
	112,500		28.97	2/14/15
	33,333	16,667	31.65	2/11/14
	15,000	30,000	29.44	2/10/15
		50,000	22.87	2/8/16

Chris C. Ruble	112,500		28.97	2/14/15
	33,333	16,667	31.65	2/11/14
	15,000	30,000	29.44	2/10/15
		50,000	22.87	2/8/16

Craig A. Drum	56,250		28.97	2/14/15
	33,333	16,667	31.65	2/11/14
	7,500	15,000	29.44	2/10/15
		36,000	22.87	2/8/16

(1)	All outstanding stock options granted prior to December 31, 2005 were fully exercisable as a result of the Board’s accelerating the vesting of all outstanding stock options awarded to employees, officers and non-employee directors under the Company’s stock option award plans.

(2)	Each stock option granted in 2009 vests equally over a three-year period commencing on the one-year anniversary of the grant.

Option Exercises and Stock Vested
     The following table shows information about shares acquired on vesting during 2009.

	Option Awards		Stock Awards
		Value		Value
	Number of	Realized	Number of	Realized
	Shares	Upon	Shares	Upon
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise (#)	($)	Vesting (#)	($) (1)
Bruce A. Campbell	—	$—	5,027	$95,965

Rodney L. Bell	—	—	3,333	63,627

			667	14,734

Matthew J. Jewell	—	—	3,667	70,003

Chris C. Ruble	—	—	3,500	66,815

Craig A. Drum	—	—	3,333	63,627

(1)	The value realized upon vesting is based on the current market price on the date of vesting.

Audit Committee Report
     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2009 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available on the Company’s website at www. forwardair.com.
     The Audit Committee reviews its charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Committee meets that standard.
     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.
     The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.
     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2009 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence.
     In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

     Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 for filing with the SEC.
Tracy A. Leinbach, Chairperson
C. Robert Campbell
Gary L. Paxton

Independent Registered Public Accounting Firm
     The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2010, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2009 and 2008 were as follows:

	2009	2008
Audit Fees (1)	$780,645	$924,627

Audit Related Fees (2)	16,960	78,061

Tax Fees (2)	213,550	248,911

All Other Fees (2)	—	—

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.
Pre-Approval Policies and Procedures
     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2009 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2010. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm.
     A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.
Shareholder Vote Requirement
     This Proposal will be approved if the votes cast in favor of this Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

     The Board of Directors recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.
Other Matters
     The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the disclosure requirements of Item 405 of Regulation S-K require the directors and named executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and named executive officers, we believe that all ownership reports were timely filed during 2009.
Deadline for Submission to Shareholders of Proposals to be Presented at the 2011 Annual Meeting of Shareholders
     Any proposal intended to be presented for action at the 2011 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 2, 2010 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2011 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.
     For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2011 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not earlier than January 11, 2011 and not later than February 10, 2011 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 10, 2011, proxies solicited by the Board in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.
Householding of Annual Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2010 Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Miscellaneous
     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.
     A copy of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K/A are available upon written request. Requests should be made in writing to Matthew J. Jewell, Secretary of the Company, at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, on our website (www.forwardair.com) as soon as reasonably practical after filing.
By Order of the Board of Directors,

Matthew J. Jewell
Executive Vice President, Chief Legal
Officer and Secretary
Greeneville, Tennessee
April 1, 2010

FORWARD AIR CORPORATION ATTN: LEGAL DEPARTMENT 430 AIRPORTROAD GREENEVILLE, TN 37745

VOTE BY INTERNET - www.proxyvote.com
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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01 Bruce A. Campbell	02 C. Robert Campbell	03 Richard W. Hanselman	04 C. John Langley, Jr.	05 Tracy A. Leinbach
06 G. Michael Lynch	07 Ray A. Mundy	08 Gary L. Paxton

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;	☐	☐	☐

3.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date